Telenav Reports Fourth Quarter and Fiscal Year 2014 Financial Results
- Mobile Advertising Revenue Grew 32% Sequentially in the Fourth Quarter
- Automotive and Mobile Advertising Revenue Combined Represented 64 Percent of Total Revenue in the Fourth Quarter
Sunnyvale, Calif. - July 31, 2014 -Telenav®, Inc. (NASDAQ:TNAV), a leader in location-based services including personalized navigation for mobile phones and automobiles and mobile advertising, today announced its financial results for the fourth quarter and the fiscal year that ended June 30, 2014.
“We are pleased with the continued momentum in our automotive and mobile advertising businesses, which accounted for 64 percent of total revenue this quarter,” said HP Jin, chairman and CEO of Telenav. “After two years of annual revenue declines, we now anticipate that fiscal year 2015 will be a year of revenue growth and as such the inflection point in our business transition. We expect our automotive and mobile advertising businesses to deliver sustained revenue growth which will lead us back to profitability in the longer term. In order to reach profitability however, we must continue to invest in these businesses in the short term to drive their ongoing growth. ”

Financial Highlights

•
Revenue for the fourth quarter of fiscal year 2014 was $34.4 million, compared with $34.5 million in the third quarter of fiscal year 2014 and $47.1 million in the fourth quarter of fiscal year 2013. Revenue for fiscal year 2014 was $150.3 million, compared with $191.8 million in fiscal year 2013.

•
Automotive revenue was $18.0 million, or 52 percent of total revenue, for the fourth quarter of fiscal year 2014, compared with $18.3 million, or 53 percent of total revenue, in the third quarter of fiscal year 2014 and $21.6 million, or 46 percent of total revenue in the fourth quarter of fiscal year 2013. Automotive revenue for fiscal year 2014 was $75.2 million, or 50 percent of total revenue, compared with $71.5 million in fiscal year 2013, or 37 percent of total revenue.

•
Mobile advertising revenue was $3.8 million, or 11 percent of total revenue, for the fourth quarter of fiscal year 2014, compared with $2.9 million, or 8 percent of total revenue, for the third quarter of fiscal year 2014, and $1.5 million in the fourth quarter of fiscal year 2013, or three percent of total revenue for the fourth of quarter of fiscal year 2013. Mobile advertising revenue for fiscal year 2014 was $11.7 million, or 8 percent of total revenue, compared with $3.9 million for fiscal year 2013, or 2% of total revenue.

•
GAAP net loss for the fourth quarter of fiscal year 2014 was ($18.0) million, or ($0.46) per diluted share, which was impacted by a $7.4 million write off of deferred tax assets recorded as part of the accounting for income taxes and $3.6 million in restructuring costs, primarily associated with a reduction in workforce. This compares with a GAAP net loss of ($7.6) million, or ($0.19) per diluted share, in the third quarter of fiscal year 2014 and a GAAP net loss of ($0.9) million, or ($0.02) per diluted share, for the fourth quarter of fiscal year 2013, inclusive of restructuring costs of $1.7 million. GAAP net income (loss) for fiscal year 2014 was ($29.5) million, or ($0.76) per diluted share, compared with $5.6 million, or $0.13 per diluted share, for fiscal year 2013.

•
Adjusted EBITDA for the fourth quarter of fiscal year 2014 was ($7.4) million (GAAP net income (loss) adjusted for the impact of stock-based compensation expense, depreciation, amortization, interest income, other income (expense), provision (benefit) for income taxes, and other items such as legal settlements and restructuring costs), compared with ($6.8) million in the third quarter of fiscal year 2014 and $4.2 million in the fourth quarter of fiscal year 2013.  For fiscal year 2014, adjusted EBITDA was ($12.1) million compared with $25.5 million for fiscal year 2013.

•
Ending cash, cash equivalents and short-term investments, excluding restricted cash, were $136.8 million, and Telenav had no debt as of June 30, 2014. This represented cash, cash equivalents and short-term investments of $3.47 per share, based on 39.5 million shares of outstanding common stock as of June 30, 2014.

Recent Business Highlights

•
In May 2014, Thinknear by Telenav launched Location Score™, an industry-first initiative to measure the accuracy of location data used in mobile marketing campaigns to improve targeting and campaign performance for marketers. The Location Score is a 0 to 100 point scale that helps marketers understand the quality of location data used in their campaigns. At the same time, Thinknear released the Location Score Index, a new quarterly report that provides insights into the overall state of location data currently available to the mobile industry.

•
In May 2014, Telenav announced it would switch to crowd-sourced OpenStreetMap (OSM) for all map data in its U.S. Scout for iPhone and Android apps. The transition was completed in June. At the same time, Telenav announced a rebrand of the popular skobbler GPS Navigation app for iOS and Android, making the Scout brand available in over 50 app store markets outside the U.S. with local maps and navigation for the world.

•
In May 2014, Telenav announced the availability of its new Scout for Developers program, featuring a new Scout OSM SDK and Map API. It is the first commercial-grade OSM-based map technology platform including navigation for mobile app developers around the world. TripAdvisor and Strava have already adopted Telenav’s new OSM-based developer solutions.

•
In May 2014, Telenav announced that Vince Nakayama joined as senior vice president of engineering to lead the company's engineering organization. Nakayama has thirty years of experience developing consumer products, technology platforms, software, and services. He previously held executive and leadership positions at Jawbone, Amazon Lab126, and Apple.

•
In April 2014, Telenav was awarded top honors in the Local Search Association's (LSA) inaugural Ad to Action Awards, a program dedicated to highlighting the most effective and creative technologies in the local advertising space. Thinknear was named a finalist in the mobile category for its GeoCookie technology.

Due to the sale of the Enterprise business that closed effective April 1, 2013, the results of operations of that business are presented as discontinued operations in Telenav’s statement of operations for all periods beginning in fiscal 2013. All financial metrics reported exclude discontinued operations relating to the Enterprise business.

Business Outlook
For the quarter ending September 30, 2014, Telenav offers the following guidance, which is predicated on management’s judgments.

•	Total revenue is expected to be $34 to $36 million;

•	Automotive revenue is expected to be approximately 55 percent of total revenue;

•	Mobile advertising revenue is expected to be approximately 13 percent of total revenue;

•	GAAP gross margin is expected to be 52 to 53 percent;

•
Non-GAAP gross margin is expected to be 55 to 56 percent, and represents GAAP gross margin adjusted for the add back of the amortization of capitalized software and developed technology of approximately $1 million;

•	GAAP operating expenses are expected to be $32 to $33 million;

•	Non-GAAP operating expenses are expected to be $28.5 to $29.5 million, and represents GAAP operating expenses adjusted for the impact of approximately $3.5 million of stock-based compensation expense;

•	GAAP net loss is expected to be ($12) to ($13) million;

•	GAAP diluted net loss per share is expected to be ($0.30) to ($0.33);

•	Non-GAAP net loss is expected to be ($8) to ($9) million, and represents GAAP net loss adjusted for the add back of the tax effected impact of approximately $3.5 million of stock-based compensation expense, and approximately $1 million of capitalized software and developed technology amortization expenses;

•
Non-GAAP diluted net loss per share is expected to be ($0.20) to ($0.23) and represents GAAP net loss per share adjusted for the add back of the tax effected impact of approximately $3.5 million of stock-based compensation expense, and approximately $1 million of capitalized software and developed technology expenses;

•
Adjusted EBITDA is expected to be ($8) to ($9) million, and represents GAAP net loss adjusted for the impact of approximately $3.5 million of stock-based compensation expense, and approximately $1.5 million of depreciation and amortization expenses, interest income, other income (expense), and benefit from income taxes; and

•	Weighted average diluted shares outstanding are expected to be approximately 39.5 million.

For the fiscal year ending June 30, 2015, Telenav offers the following guidance:

•	Total revenue is expected to be $160 to $170 million;

•	Automotive revenue is expected to be 55 to 60 percent of total revenue;

•	Mobile advertising revenue is expected to be 17 to 20 percent of total revenue;

•	GAAP gross margin is expected to be 51 to 52 percent;

•
Non-GAAP gross margin is expected to be 53 to 54 percent, and represents GAAP gross margin adjusted for the add back of the amortization of capitalized software and developed technology of approximately $3.5 million;

•	GAAP operating expenses are expected to be $130 to $135 million;

•	Non-GAAP operating expenses are expected to be $115 to $120 million, and represents GAAP operating expenses adjusted for the impact of approximately $15 million of stock-based compensation expense;

•	GAAP net loss is expected to be ($40) to ($45) million;

•	GAAP diluted net loss per share is expected to be ($1.00) to ($1.13);

•
Non-GAAP net loss is expected to be ($25) to ($30) million, and represents GAAP net loss adjusted for the add back of the tax effected impact of approximately $15 million of stock-based compensation expense, and approximately $3.5 million of capitalized software and developed technology amortization expenses;

•
Non-GAAP diluted net loss per share is expected to be ($0.63) to ($0.75), and represents GAAP net loss adjusted for the add back of the tax effected impact of approximately $15 million of stock-based compensation expense, and approximately $3.5 million of capitalized software and developed technology amortization expenses;

•
Adjusted EBITDA is expected to be ($25) to ($30) million, and represents GAAP net loss adjusted for the impact of approximately $15 million in stock-based compensation expense and approximately $6 million of depreciation and amortization expenses, interest income, other income (expense), provision (benefit) for income taxes, and other items such as legal settlements and restructuring costs; and

•	Weighted average diluted shares outstanding are expected to be approximately 40 million.

The above information concerning guidance represents Telenav’s outlook only as of the date hereof, and is subject to change as a result of amendments to material contracts and other changes in business conditions. Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call
The company will host an investor conference call and live webcast at 2:00 p.m. PT (5:00 p.m. ET) today. To access the conference call, dial 888-504-7963 (toll-free, domestic only) or 719-325-2494 (domestic and international toll) and enter passcode 5599739. The webcast will be accessible on Telenav's investor relations website at http://investor.telenav.com/. A replay of the conference call will be available for two weeks beginning approximately two hours after its completion. To access the replay, please dial 888-203-1112 (toll-free domestic only) or 719-457-0820 (international or domestic toll) and enter passcode 5599739.

Use of Non-GAAP Financial Measures
Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as non-GAAP net income (loss) from continuing operations, non-GAAP net income (loss) from continuing operations per share, non-GAAP gross margin, non-GAAP operating expenses, and adjusted EBITDA from continuing operations included in this press release are different from those otherwise presented under GAAP.

Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain non-cash or other charges and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

Non-GAAP net income (loss) from continuing operations, non-GAAP gross margin, and non-GAAP operating expenses exclude the impact of stock-based compensation expense, capitalized software and developed technology amortization expenses, and other items such as legal settlements, write-off of certain deferred tax assets, and restructuring costs, net of taxes, as applicable to each non-GAAP financial metric. Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for Telenav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP financial metrics. Capitalized software amortization expense represents internal software costs that are previously capitalized and charged to expense as the software is used in our operations. Developed technology amortization expense relates to the amortization of acquired intangible assets. Legal settlements represent settlements from patent litigation cases in which we are defendants and royalty disputes.  The write-off of deferred tax assets related to a valuation allowance recorded against our deferred tax assets. Restructuring costs represent recognition of the estimated amount of costs associated with restructuring activities. Our non-GAAP tax rate from continuing operations differs from the GAAP tax rate from continuing operations due to the elimination of any tax effect of stock-based compensation expenses, legal settlements, restructuring costs, and other items that are being eliminated to arrive at the non-GAAP net income (loss) from continuing operations.

Adjusted EBITDA from continuing operations measures our GAAP net income (loss) excluding the impact of stock-based compensation expense, depreciation, amortization, interest income, other income (expense), provision (benefit) for income taxes, and other items such as legal settlements and restructuring costs. We believe this is a useful measure of profitability before the impact of certain non-cash expenses, interest income, income taxes, and certain other items that management believes affect the comparability of operating results. Adjusted EBITDA, while generally a measure of profitability, can also represent a loss, consistent with our guidance for fiscal first quarter and full year 2015.

To reconcile the historical GAAP results to non-GAAP financial metrics, please refer to the reconciliations in the financial statements included in this earnings release.

Forward Looking Statements
This press release contains forward-looking statements that are based on Telenav management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include information concerning the success of Telenav’s reliance on automotive and advertising revenue, its future return to profitability and the use of OSM maps for navigation products; and the adoption and success of Telenav’s software developer kit Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, changes in our financial results upon completion of our independent auditor’s audit of our fiscal 2014 financial statements, including assessments of impairment of various assets, fluctuations in Telenav’s quarterly and annual operating results; Telenav’s ability to develop and implement a custom version of Scout for Cars for a top five global auto manufacturer and to support the manufacturer and its customers; adoption by vehicle purchasers of Scout for Cars; Telenav’s dependence on a limited number of auto manufacturers and original equipment manufacturers (“OEM”) for a substantial portion of its revenue; automotive manufacturers, automotive OEM, and consumer acceptance of Scout; Telenav’s success in achieving additional design wins from OEM and automotive manufacturers and the delivery dates of automobiles including Telenav’s products; Telenav’s ability to grow and scale its advertising through the retention of additional, productive sales personnel, new advertising sales and technology delivery; Telenav incurring losses; competition from other market participants who may provide comparable services to subscribers without charge; Telenav’s short history  in the automotive navigation market and the advertising market; the timing of new product releases and vehicle production by Telenav’s automotive customers; Telenav’s ability to successfully integrate skobbler and to retain its employees; Telenav’s ability to develop and support products including OSM, as well as transition existing navigation products to OSM and any economic benefit anticipated from the use of OSM versus proprietary map products; Telenav’s ability to manage skobbler remotely in countries in which it has not previously done business; Telenav’s ability to issue new releases of its products and services and expand its product portfolio; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav’s services; the potential that we may not be able to realize our deferred tax assets and may have to take a reserve against them and products and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Form 10-Q for the quarter ended March 31, 2014 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.
About Telenav, Inc.
Telenav is a leading global provider of location-based services.  Telenav delivers its award-winning GPS navigation, mapping and location-based services in vehicles, on mobile devices

and websites, and through third-party products with a developer SDK and APIs.   Telenav’s Thinknear location-based advertising platform delivers a full-service mobile advertising network focused on delivering amazing campaigns. Telenav is at the forefront of how location is incorporated into products, applications, devices and advertising and is the leader in utilizing community-built OpenStreetMap data for navigation applications.
Our navigation products are available worldwide through wireless carriers and automotive manufacturers, including AT&T, Ford, Delphi, Sprint and T-Mobile. Our SDK and APIs are used by many developers including INRIX, TripAdvisor and Strava.  Our advertising business delivers services to advertising agencies, brands and consumers.  You can also find us in mobile app stores  and on the web at www.telenav.com, www.scout.me, and www.thinknear.com.
Follow us on Twitter, on Facebook and on Google+.
Copyright 2014 Telenav, Inc. All Rights Reserved.
“Telenav,” “Scout,” “Thinknear” and the Telenav, Scout and Thinknear logos are registered and unregistered trademarks of Telenav, Inc.  Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

Media Contact:
Mary Beth Lowell
Telenav, Inc.
425.531.0122
marybethl@telenav.com

Investor Relations:
Cynthia Hiponia and Alice Kousoum
The Blueshirt Group for Telenav, Inc.
408.990.1265
IR@telenav.com
TNAV-F

Telenav, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30, 2014	June 30, 2013*
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$14,534	$25,787
Short-term investments	122,315	165,898
Accounts receivable, net of allowances of $206 and $241, at June 30, 2014 and June 30, 2013, respectively	25,762	28,193
Deferred income taxes	784	867
Restricted cash	5,995	2,668
Prepaid expenses and other current assets	16,423	11,113
Total current assets	185,813	234,526
Property and equipment, net	8,814	11,753
Deferred income taxes, non-current	550	3,771
Goodwill and intangible assets, net	40,733	18,805
Other assets	3,931	4,814
Total assets	$239,841	$273,669
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$502	$1,604
Accrued compensation	12,874	8,855
Accrued royalties	3,671	9,833
Other accrued expenses	12,343	16,729
Deferred revenue	2,381	7,025
Income taxes payable	804	95
Total current liabilities	32,575	44,141
Deferred rent, non-current	7,129	8,884
Other long-term liabilities	7,732	6,180
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 39,462 and 39,342 shares issued and outstanding at June 30, 2014, and June 30, 2013, respectively	39	40
Additional paid-in capital	129,279	118,193
Accumulated other comprehensive income	576	373
Retained earnings	62,511	95,858
Total stockholders’ equity	192,405	214,464
Total liabilities and stockholders’ equity	$239,841	$273,669

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2013

Telenav, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013 *
	(Unaudited)		(Unaudited)

Revenue:
Product	$17,400	$20,948	$72,747	$69,162
Services	16,985	26,114	77,566	122,638
Total revenue	34,385	47,062	150,313	191,800
Cost of revenue:
Product	9,564	11,911	36,775	38,164
Services	5,815	6,551	24,066	30,949
Total cost of revenue	15,379	18,462	60,841	69,113
Gross profit	19,006	28,600	89,472	122,687
Operating expenses:
Research and development	16,020	14,977	60,573	60,349
Sales and marketing	8,829	7,683	33,138	30,435
General and administrative	6,708	6,130	26,176	24,765
Restructuring costs	3,581	1,671	4,412	1,671
Total operating expenses	35,138	30,461	124,299	117,220
Operating income (loss)	(16,132)	(1,861)	(34,827)	5,467
Interest income	345	343	1,299	1,462
Other income (expense), net	(116)	(438)	(11)	(255)
Income (loss) from continuing operations before provision (benefit) for income taxes	(15,903)	(1,956)	(33,539)	6,674
Provision (benefit) for income taxes	2,078	(1,077)	(4,015)	1,093
Income (loss) from continuing operations, net of tax	(17,981)	(879)	(29,524)	5,581
Income from discontinued operations, net of tax	—	6,487	—	7,486
Net income (loss)	$(17,981)	$5,608	$(29,524)	$13,067

Income (loss) from continuing operations, net of tax, per share
Basic	$(0.46)	$(0.02)	$(0.76)	$0.14
Diluted	$(0.46)	$(0.02)	$(0.76)	$0.13

Income from discontinued operations, net of tax, per share
Basic	$—	$0.17	$—	$0.19
Diluted	$—	$0.16	$—	$0.18

Net income (loss) per share
Basic	$(0.46)	$0.14	$(0.76)	$0.32
Diluted	$(0.46)	$0.14	$(0.76)	$0.31

Weighted average shares used in computing net income (loss) per share
Basic	39,082	39,142	38,796	40,310
Diluted	39,082	40,450	38,796	41,919

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2013

Telenav, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended June 30,
	2014	2013 *
	(Unaudited)
Operating activities
Net income (loss)	$(29,524)	$13,067
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	6,759	8,408
Accretion of net premium on short-term investments	3,500	4,424
Stock-based compensation expense	11,535	8,647
Write-off of long term investments	250	335
Loss due to impairment	—	438
Loss on disposal of property, plant & equipment	112	141
Bad debt expense	132	32
Excess tax benefit from stock-based compensation	310	305
Changes in operating assets and liabilities:
Accounts receivable	2,477	(2,559)
Deferred income taxes	3,304	(1,801)
Restricted cash	(3,327)	(2,428)
Prepaid expenses and other current assets	(5,251)	2,979
Other assets	147	(730)
Accounts payable	(1,331)	(1,221)
Accrued compensation	3,612	(261)
Accrued royalties	(6,162)	5,436
Accrued expenses and other liabilities	(2,645)	10,152
Income taxes payable	398	(1,456)
Deferred rent	(1,354)	1,295
Deferred revenue	(4,701)	(2,290)
Net cash provided by (used in) operating activities	(21,759)	42,913

Investing activities
Purchases of property and equipment	(1,053)	(2,248)
Additions to capitalized software	—	(948)
Purchases of short-term investments	(66,350)	(124,707)
Purchases of long-term investments	(600)	(950)
Proceeds from sales and maturities of short-term investments	106,585	146,922
Acquisitions, net of cash acquired	(19,245)	(18,254)
Net cash provided by (used in) investing activities	19,337	(185)

Financing activities
Proceeds from exercise of stock options	897	2,792
Tax withholdings related to net share settlements of restricted stock units	(1,570)	(51)
Repurchase of common stock	(7,899)	(26,310)
Excess tax benefit from stock-based compensation	(310)	(305)
Net cash used in financing activities	(8,882)	(23,874)

Effect of exchange rate changes on cash and cash equivalents	51	13
Net increase (decrease) in cash and cash equivalents	(11,253)	18,867
Cash and cash equivalents, at beginning of period	25,787	6,920
Cash and cash equivalents, at end of period	$14,534	$25,787

Supplemental disclosure of cash flow information
Income taxes paid, net	$1,002	$2,893

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2013

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts)

Reconciliation of GAAP Net Income (Loss) from Continuing Operations, Net of Tax, to Non-GAAP Income (Loss) from Continuing Operations, Net of Tax

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013

GAAP net income (loss)	$(17,981)	$5,608	$(29,524)	$13,067
Income from discontinued operations, net of tax	—	6,487	—	7,486
Income(loss) from continuing operations, net of tax	(17,981)	(879)	(29,524)	5,581

Adjustments:
Legal settlement	—	—	—	1,300
Restructuring costs	3,581	1,671	4,412	1,671
Capitalized software and developed technology amortization expenses	923	980	3,588	3,680
Write-off of deferred tax asset	7,398	—	7,398	—
Stock-based compensation:
Cost of revenue	17	32	100	149
Research and development	1,287	964	4,489	3,509
Sales and marketing	1,083	614	3,306	2,290
General and administrative	1,127	823	3,640	2,699
Total stock-based compensation	3,514	2,433	11,535	8,647
Tax effect of adding back adjustments	(2,101)	(1,096)	(4,248)	(2,696)

Non-GAAP income (loss) from continuing operations, net of tax	$(4,666)	$3,109	$(6,839)	$18,183

Non-GAAP net income (loss) from continuing operations, net of tax, per share
Basic	$(0.12)	$0.08	$(0.18)	$0.45
Diluted	$(0.12)	$0.08	$(0.18)	$0.43

Weighted average shares used in computing net income (loss) per share
Basic	38,082	39,142	38,796	40,310
Diluted	38,082	40,450	38,796	41,919

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts)

Reconciliation of GAAP Net Income (Loss) from Continuing Operations, Net of Tax, to Adjusted EBITDA from Continuing Operations

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013

GAAP net income (loss)	$(17,981)	$5,608	$(29,524)	$13,067
Income from discontinued operations, net of tax	—	6,487	—	7,486
Income (loss) from continuing operations, net of tax	(17,981)	(879)	(29,524)	5,581

Adjustments:
Legal settlement	—	—	—	1,300
Restructuring costs	3,581	1,671	4,412	1,671
Stock-based compensation	3,514	2,433	11,535	8,647
Depreciation and amortization	1,640	1,981	6,759	8,408
Interest income	(345)	(343)	(1,299)	(1,462)
Other income (expense), net	116	438	11	255
Provision (benefit) for income taxes	2,078	(1,077)	(4,015)	1,093
Adjusted EBITDA from continuing operations	$(7,397)	$4,224	$(12,121)	$25,493

Reconciliation of GAAP Gross Margin to Non-GAAP Margin

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013

GAAP gross margin	55%	61%	60%	64%

Adjustments:
Capitalized software and developed technology amortization expenses	3%	2%	2%	1%
Stock-based compensation	0%	0%	0%	0%

Non-GAAP gross margin	58%	63%	62%	65%

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts)

Reconciliation of Operating Expenses to Non-GAAP Operating Expenses

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013

GAAP operating expenses	$35,138	$30,461	$124,299	$117,220

Adjustments:
Legal settlement	—	—	—	(1,300)
Restructuring costs	(3,581)	(1,671)	(4,412)	(1,671)
Stock-based compensation	(3,497)	(2,401)	(11,435)	(8,498)

Non-GAAP operating expenses	$28,060	$26,389	$108,452	$105,751